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           EXHIBIT 10 - Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the captions "Experts" in the Prospectuses and Statements of Additional Information, and to the use of our reports dated February 4, 2000, with respect to the financial statements of Equitable Life Insurance Company of Iowa, and February
25, 2000, with respect to the financial statements of Equitable
Life Insurance Company of Iowa Separate Account A in Post-Effective Amendment No. 11 to the Registration Statement under the Securities Act of 1933 (Form N-4 No. 33-79170) and related Prospectuses of Equitable Life Insurance Company of Iowa Separate Account A.


                                          /s/ Ernst & Young LLP



Des Moines, Iowa
April 21, 2000


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